EXHIBIT 23.2

Consent of Independent Accountants

TO:        a21, Inc.

             As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 5, 2002 to Saratoga Holdings I, Inc. (now known as a21, Inc.) as of December 31, 2001 and 2000 and to all references to our Firm included in this Registration Statement.

/s/ Faske Lay and Co., LLP
Faske Lay and Co., LLP

Houston, Texas
July 16, 2002